Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Reports Second Quarter 2007 Results
19% Growth in Non-CYPHER Revenue
EDEN PRAIRIE, Minnesota — April 18, 2007 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the second fiscal quarter ended March 31, 2007.
Second Quarter Highlights:
•	Revenue of $17.4 million, down 2% year-over-year and up 4% sequentially
•	Record non-CYPHER-related revenue, up 19% year-over-year
•	11th consecutive quarter of growth in non-CYPHER revenue
•	Strong year-over-year revenue growth in two of our three operating segments:
•	Hydrophilic and Other — up 23%

•	In Vitro — up 23%

•	Drug Delivery — down 28%
•	Record product sales of $3.4 million, up 16% year over-year
•	Operating income of $8.1 million
•	Net income of $5.7 million
•	Diluted EPS of $0.31
•	14 new licenses signed with SurModics customers
•	Six new customer products introduced
•	Completed the repurchase of $35 million of common stock; approximately 5% of total shares outstanding retired
“SurModics is pleased to report record non-CYPHER revenue in the second quarter, and for the eleventh consecutive quarter we delivered growth in non-CYPHER revenue,” said Bruce Barclay, President and CEO. “In particular, we delivered strong performance in our In Vitro and Hydrophilic and Other operating segments. While we continue to experience headwinds in the drug eluting stent market, we are pleased with the results generated in the rest of our broad and diverse business portfolio. In fact, despite J&J’s

9% sequential decrease in drug eluting stent sales from the December quarter, total revenue for SurModics actually increased 4% sequentially.”
“Customer interest in SurModics technologies is robust,” continued Barclay. “We are particularly gratified by our success in signing new license agreements. In a strong showing of commitment to SurModics technologies, our customers signed 14 licenses during the quarter. Included in these new agreements is an expanded corporate technology agreement with St. Jude Medical. In addition, interest in our ophthalmology, orthopedics and various cardiovascular technologies remains strong, and we are pleased with the 20% sequential increase in R&D revenue we generated compared with the first quarter.”
“SurModics continues to make excellent progress toward the fiscal 2007 goals announced at our Annual Meeting in January,” continued Barclay. “We achieved another one of our goals last week. Working in concert with Corning Life Sciences and the Donaldson Company, we completed the development and supported Corning’s launch of the first synthetic extracellular matrix cell culture products — a 96 well microplate and a 100mm research dish. Corning officially launched these products and is featuring them at two important industry events — the American Association for Cancer Research meeting and the Society for Biomolecular Sciences meeting. In addition, we remain on track to achieve our remaining corporate goals in fiscal 2007.”
Revenue for the second quarter of fiscal 2007 was $17.4 million, a decrease of 2% from $17.7 million in the year earlier period. Product sales of $3.4 million were an all-time record and increased 16% from the prior year period. Operating income was $8.1 million, a 10% decrease from $9.0 million in the prior year period. Net income was $5.7 million, compared with $1.5 million in the same period last year. Prior year results include a non-cash impairment loss of $4.7 million on our investment in Novocell. Diluted earnings per share was $0.31, compared with $0.08 in the second quarter of fiscal 2006.
For the first six months of fiscal 2007, revenue was $34.1 million, comparable with $34.2 million in the year earlier period. Operating income was $16.2 million, compared with $17.5 million in the prior year period; net income was $11.7 million, compared with $7.7 million in the year earlier period; and diluted earnings per share was $0.64, compared with $0.41 in the first six months of fiscal 2006.
SurModics’ pipeline continues to represent significant potential. The company signed 14 new licenses in the second quarter, reaching a total of 16 licenses fiscal year to date, and nearly achieving the company’s fiscal 2007 goal of 18 new licenses. Our customers launched six new products in the marketplace during the quarter, bringing to 10 the number of launches achieved toward our goal of 20 customer product launches in fiscal 2007. As of March 31, 2007, SurModics’ customers had 95 licensed product classes generating royalty revenue, up from 82 in the prior-year period; the total number of licensed product classes not yet launched was 91, compared with 79 in the prior-year period; and major non-licensed opportunities totaled 77, compared with 73 a year ago. In total, SurModics now has 168 potential commercial products in development representing each of the company’s five focus markets — Cardiovascular, Ophthalmology, Orthopedics, Neurology and In Vitro.
SurModics’ cash and investment balance was $87.6 million as of March 31, 2007, with no debt. Operating cash flow for the quarter was $4.7 million and $16.5 million for the first six months of fiscal 2007. “SurModics remains in excellent financial condition,” said Phil Ankeny, Senior Vice President and Chief Financial Officer. “We are pleased to have completed our $35 million share repurchase program during the quarter, well ahead of our December 2007 anticipated completion date. In the full repurchase program, which was authorized by our Board in September 2006, we retired in excess of one million shares, a reduction of approximately 5% in total shares outstanding. As noted when we announced the repurchase program, we believe the purchase of company shares represents an attractive investment opportunity. Finally, our business development pipeline continues to grow, as we evaluate potentially compelling opportunities to grow our business and put our balance sheet to work.”
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics, Inc.
Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$13,028	$13,291	$26,247	$25,566
Product sales	3,381	2,908	6,107	5,255
Research& development	953	1,508	1,748	3,351

Total revenue	17,362	17,707	34,102	34,172

Operating expenses:
Product	1,092	869	2,179	1,550
Research & development	5,717	5,060	10,924	9,654
Sales & marketing	335	380	646	704
General & administrative	2,133	2,445	4,159	4,731

Total operating expenses	9,277	8,754	17,908	16,639

Income from operations	8,085	8,953	16,194	17,533

Investment income	1,172	952	2,501	1,680
Impairment loss on investment	—	(4,651)	—	(4,651)

Income before income taxes	9,257	5,254	18,695	14,562

Income tax provision	(3,582)	(3,789)	(7,029)	(6,880)

Net income	$5,675	$1,465	$11,666	$7,682

Basic net income per share	$0.31	$0.08	$0.64	$0.42

Diluted net income per share	$0.31	$0.08	$0.64	$0.41

Weighted average shares outstanding
Basic	18,017	18,481	18,232	18,458
Diluted	18,133	18,649	18,342	18,652
-more-

SurModics, Inc.
Condensed Balance Sheets
(In thousands)

	March 31,	September 30,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash & investments	$37,702	$58,813
Accounts receivable	9,880	14,493
Inventories	990	952
Other current assets	2,702	1,838

Total current assets	51,274	76,096

Property & equipment, net	11,352	11,686
Long-term investments	49,922	47,758
Other assets	25,634	21,862

Total assets	$138,182	$157,402

Liabilities & Stockholders’ Equity

Total current liabilities	$5,844	$8,989

Other liabilities	2,891	3,210

Total stockholders’ equity	129,447	145,203

Total liabilities & stockholders’ equity	$138,182	$157,402

SurModics, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Six months ended
	March 31,
	2007	2006
	(Unaudited)
Operating Activities
Net Income	$11,666	$7,682
Depreciation and amortization	1,960	1,758
Net other operating activities	1,801	6,672
Net change in operating assets and liabilities	1,027	2,557

Net cash provided by operating activities	16,454	18,669

Investing Activities
Net purchases of property and equipment	(1,610)	(4,164)
Net other investing activities	20,572	(17,861)

Net cash provided (used) by investing activities	18,962	(22,025)

Financing Activities
Issuance of common stock	1,885	938
Repurchase of common stock	(35,030)	--
Net other financing activities	—	77

Net cash provided (used) by financing activities	(33,145)	1,015

Net change in cash and cash equivalents	2,271	(2,341)

Cash and Cash Equivalents
Beginning of period	3,751	3,921

End of period	$6,022	$1,580

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